SCHEDULE 14C

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SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

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EQ ADVISORS TRUST

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AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED FEBRUARY 15, 2017

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about a new investment sub-adviser for the AXA/Janus Enterprise Portfolio, formerly known as EQ/Morgan Stanley Mid Cap Growth Portfolio (“Portfolio”), a series of EQ Advisors Trust (“Trust”). The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104, by calling 1-877-222-2144 or by visiting the Trust’s website at www.axa-equitablefunds.com.

AXA Equitable Funds Management Group, LLC (“FMG LLC” or “Manager”) serves as the Investment Manager and Administrator of the Trust and is located at 1290 Avenue of the Americas, New York, New York 10104. AXA Distributors, LLC serves as the Distributor for the Trust’s shares and is located at 1290 Avenue of the Americas, New York, New York 10104. FMG LLC, in its capacity as the Investment Manager of the Trust, has received from the Securities and Exchange Commission (“SEC”) an exemptive order to permit FMG LLC, subject to approval of the Trust’s Board of Trustees (“Board”), to hire, terminate and replace investment sub-advisers for the Trust (“Sub-Advisers”) and to amend the sub-advisory agreements between FMG LLC and the Sub-Advisers without obtaining shareholder approval, subject to certain conditions. These conditions require, among other things, that shareholders be notified of the appointment of a new Sub-Adviser within 90 days of the effective date of the Sub-Adviser’s appointment. This Information Statement provides such notice of the appointment of a New Sub-Adviser (defined below) and the approval of a new Agreement (defined below).

At a November 10, 2016 special meeting of the Board, the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust, the Manager, the Sub-Advisers or the Distributor (“Independent Trustees”), considered and unanimously approved the Manager’s proposal to replace the Portfolio’s current Sub-Adviser, Morgan Stanley Investment Management, Inc. (“MSIM”), with Janus Capital Management LLC (“Janus” or “New Sub-Adviser”) as Sub-Adviser, and the related name change of the Portfolio from “EQ/Morgan Stanley Mid Cap Growth Portfolio” to “AXA/Janus Enterprise Portfolio.” The Manager’s proposal was based on its strategic outlook and its assessment of the long-term performance of the Portfolio. Based on a review of comparative performance information and other factors, FMG LLC recommended, and the Board approved, the termination of the sub-advisory agreement between FMG LLC and MSIM.

Factors Considered by the Board

In reaching its decision to approve the Investment Sub-Advisory Agreement (“Agreement”) between FMG LLC and MSIM, the Board considered the overall fairness of the Agreement and whether the Agreement was in the best interests of the Portfolio and its investors. The Board further considered all factors it deemed relevant with respect to the Portfolio and Agreement, including: (1) the nature, quality and extent of the overall services to be provided to the Portfolio by the New Sub-Adviser; (2) comparative performance information; (3) the level of the proposed sub-advisory fee; (4) economies of scale that may be realized by the Portfolio; and (5) “fall out” benefits that may accrue to the New Sub-Adviser and its affiliates (i.e., indirect benefits that the New Sub-Adviser would be unable to generate but for the existence of the Portfolio). In considering the Agreement, the Board did not identify any single factor or information as all-important or controlling and each Trustee may have attributed different weight to each factor.

In connection with its deliberations, the Board took into account information prepared by the Manager and the New Sub-Adviser, including memoranda and other materials addressing the factors set out above, which were provided to the Trustees prior to the meeting. The information provided to the Trustees described, among other things, the services to be provided by the New Sub-Adviser, as well as the New Sub-Adviser’s investment personnel, proposed sub-advisory fee, performance information, and other matters. The Board also took into account information provided to the Trustees at prior Board meetings. During the relevant meeting, the Trustees met with senior representatives of the Manager to discuss the Agreement and the information provided. The Independent Trustees met in an executive session during the meeting to review the information provided. The Independent Trustees were assisted by independent counsel prior to and during the meeting and during their deliberations regarding the Agreement, and also received materials discussing the legal standards applicable to their consideration of the Agreement. In approving the Agreement, each Trustee, including the Independent Trustees, on the basis of their business judgment after review of all information, determined that the proposed sub-advisory fee was fair and reasonable, and that the approval of the Agreement was in the best interests of the Portfolio and its investors. Although the Board gave attention to all information provided, the following discusses some of the primary factors that the Board deemed relevant to its decision to approve the Agreement.

The Board evaluated the nature, quality and extent of the overall services to be provided to the Portfolio and its investors by the New Sub-Adviser. In addition to the investment performance information discussed below, the Board considered the New Sub-Adviser’s responsibilities with respect to the Portfolio, and the New Sub-Adviser’s experience in serving as an investment adviser or sub-adviser for funds and/or accounts similar to the Portfolio. The Board considered that the New Sub-Adviser, subject to the oversight of the Manager, would be responsible for making investment decisions for the Portfolio; placing with brokers or dealers orders for the purchase and sale of investments for the Portfolio; and performing certain related administrative functions. The Board also reviewed information regarding the New Sub-Adviser’s process for selecting investments for the Portfolio, as well as information regarding the qualifications and experience of the New Sub-Adviser’s portfolio managers who would provide services to the Portfolio. The Board considered information regarding the New Sub-Adviser’s procedures for executing portfolio transactions for the Portfolio and the New Sub-Adviser’s policies and procedures for selecting brokers and dealers and obtaining research from those brokers and dealers. In addition, the Board received information regarding the New Sub-Adviser’s trading experience and how the New Sub-Adviser would seek to achieve “best execution” on behalf of the Portfolio. The Board also received and reviewed the New Sub-Adviser’s performance data in managing other funds and/or accounts with a similar investment strategy as the Portfolio, as compared to an appropriate benchmark. The Board generally considered long-term performance to be more important than short-term performance. The Board also considered the New Sub-Adviser’s expertise, resources, proposed investment strategy, and personnel for advising the Portfolio. Based on its review, the Board determined that the nature, quality and extent of the overall services to be provided by the New Sub-Adviser were appropriate for the Portfolio in light of its investment objective and, thus, supported a decision to approve the Agreement.

The Board noted that the Manager, and not the Portfolio, would pay the New Sub-Adviser and that the proposed sub-advisory fee was negotiated between the New Sub-Adviser and the Manager. Moreover, the Board noted that the Manager generally is aware of the fees charged by sub-advisers to other clients and that the Manager believes that the fee agreed upon with the New Sub-Adviser is reasonable in light of the nature, quality and extent of the investment sub-advisory services to be provided. Based on its review, the Board determined that the proposed sub-advisory fee for the New Sub-Adviser is fair and reasonable.

The Manager advised the Board that it does not regard Sub-Adviser profitability as meaningful to its evaluation of the Agreement. The Board acknowledged the Manager’s view of Sub-Adviser profitability, noting the Board’s findings as to the reasonableness of the sub-advisory fee and that the fee to be paid to the New Sub-Adviser is the product of negotiations with the Manager and reflect levels of profitability acceptable to the Manager and the New Sub-Adviser based on the particular circumstances in each case for each of them. The Board further noted that the investment management fee paid by the Portfolio to the Manager would not change as a result of the Agreement.

The Board also considered whether economies of scale would be realized as the Portfolio grows larger and the extent to which this is reflected in the proposed sub-advisory fee schedule with respect to the Portfolio. While recognizing that any precise determination is inherently subject to assumptions and subjective assessments, the Board noted that the proposed sub-advisory fee rate schedule for the New Sub-Adviser includes breakpoints that would reduce the sub-advisory fee rate as Portfolio assets under the New Sub-Adviser’s management increase above certain levels. In this regard, the Board acknowledged that, at some levels, the breakpoints in a sub-advisory fee rate schedule may result in savings to the Manager and not to investors. The Board considered these factors, and the relationship they bear to the fee structure charged to the Portfolio by the Manager, and concluded that there would be a reasonable sharing of benefits from any economies of scale with the Portfolio.

The Board also considered possible fall-out benefits that may accrue to the New Sub-Adviser, including the following. The Board recognized that the New Sub-Adviser and its affiliates may sell, and earn sales commissions and/or other compensation with respect to, other investment products issued by the Manager or its affiliates. The Board also noted that the New Sub-Adviser may benefit from greater exposure in the marketplace with respect to the New Sub-Adviser’s investment process and from expanding its level of assets under management, and the New Sub-Adviser may derive benefits from its association with the Manager and other Sub-Advisers to the Portfolio. Based on its review, the Board determined that any “fall-out” benefits that may accrue to the New Sub-Adviser are fair and reasonable.

Janus became the New Sub-Adviser to the Portfolio, and the Portfolio’s name changed as indicated above, effective as of December 9, 2016.

Information Regarding the Investment Sub-Advisory Agreement

The terms of the Agreement between FMG LLC and Janus are substantially similar to those of the Agreements between FMG LLC and the other Sub-Advisers to the Trust, except as to the effective date and compensation. Pursuant to the Agreement, the New Sub-Adviser is appointed by FMG LLC to act as investment sub-adviser for the Portfolio and to manage the investment and reinvestment of the portion of the Portfolio that has been allocated to the New Sub-Adviser from time to time, subject to the direction, control and oversight of FMG LLC and the Board. The Agreement will remain in effect for an initial two-year term and thereafter only so long as the Board, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The Agreement can be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty days’ written notice to FMG LLC and the New Sub-Adviser, or by FMG LLC or the New Sub-Adviser on sixty days’ written notice to the Trust and the other party. The Agreement also terminates automatically in the event of its “assignment” (as defined in the 1940 Act) or in the event that the Investment Management Agreement between FMG LLC and the Trust is terminated for any other reason. FMG LLC (and not the Portfolio) is responsible for the payment of the sub-advisory fee to the New Sub-Adviser. The appointment of Janus as a Sub-Adviser to the Portfolio did not result in a change to the investment management fee paid by the Portfolio to the Manager.

The Agreement generally provides that the New Sub-Adviser will not be liable for any losses, claims, damages, liabilities or litigation incurred by FMG LLC or the Trust as a result of any error of judgment or mistake of law by the New Sub-Adviser with respect to the Portfolio, except that nothing in the Agreement limits the New Sub-Adviser’s liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the New Sub-Adviser in the performance of any of its duties or obligations or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust’s Prospectus, Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio, if such statement or omission was made in reliance upon information furnished by the New Sub-Adviser to FMG LLC or the Trust.

Information Regarding Janus Capital Management, LLC

The following provides additional information about the New Sub-Adviser. Information with respect to advisory fees paid to the New Sub-Adviser by comparable funds subject to the 1940 Act that it advises is provided in Appendix A to this Information Statement.

Janus is organized as a limited partnership in the State of Delaware and is a wholly-owned subsidiary of Janus Capital Group. As of December 31, 2016 Janus had approximately $194.5 billion in assets under management.

Effective as of December 9, 2016, Brian Demain and Cody Wheaton are jointly and primarily responsible for the investment decisions for the Portfolio. Mr. Demain is an Executive Vice President and Portfolio Manager at Janus, where he has been employed since 1999. Mr. Wheaton is an Executive Vice President and Portfolio Manager at Janus, where he has been employed since 2001.

Janus’s office is located at 151 Detroit Street, Denver, CO 80206. Janus’s principal executive officers and directors include:

Name	Title/Responsibilities
David Richard Kowalski	Senior VP of Compliance, Chief Compliance Officer
Richard Maccoy Weil	Chief Executive Officer
Augustus Cheh	Executive Vice President
Bruce Lewis Koepfgen	President
Jennifer Joyce McPeek	Chief Financial Officer
Enrique Chang	Head of Investments
Michelle Rose Rosenberg	Senior VP, Deputy General Counsel
Paul Donald Algreen	Senior VP, Chief Information Officer
Richard E. Tyson	Senior VP, Global Head of Operations

The address of each of these individuals is 151 Detroit Street, Denver, CO 80206.

For its services to the Portfolio, Janus receives a sub-advisory fee as follows: 0.40% of the Portfolio’s average daily net assets up to and including $500 million; and 0.35% of the Portfolio’s average daily net assets in excess of $500 million.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board, each Portfolio of the Trust may engage in brokerage transactions with brokers that are affiliates of the Manager or the Sub-Advisers, with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Manager or the Sub-Advisers. For the fiscal year ended December 31, 2016, the Portfolio paid the following amounts in brokerage commissions to affiliates of FMG LLC or MSIM: $839.44 to Sanford C. Bernstein & Co., LLC; $1,399.91 to Morgan Stanley Investment Management Inc. – BIDS; representing 0.12%, and 0.21%, respectively, of the Portfolio’s total brokerage commissions.

Control Persons and Principal Holders

AXA Equitable Life Insurance Company (“AXA Equitable”), the parent company of FMG LLC, may be deemed to be a control person with respect to the Trust by virtue of its ownership of more than 95% of the Trust’s shares as of December 31, 2016 FMG LLC is organized as a Delaware limited liability company and is a wholly owned subsidiary of AXA Equitable. AXA Equitable is a wholly owned subsidiary of AXA Financial, Inc., a subsidiary of AXA, a French insurance holding company. As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each Portfolio. As of December 31, 2016, the Trustees and Officers of the Trust owned, or were entitled to provide voting instructions in the aggregate with respect to, less than one percent of the shares of the Portfolio.

As of December 31, 2016, there were no shareholders who owned beneficially or of record more than 5% of any class of shares of the Portfolio.

A copy of the Trust’s 2016 Annual Report is enclosed.

Appendix A

The chart below provides information regarding the advisory fee(s) charged by the New Sub-Adviser to comparable fund(s) subject to the 1940 Act that it advises.

Name of Fund	Assets as of December 31, 2016	Advisory Fee Rate (% of average daily net assets)
Janus Enterprise Fund	$11,032.6 million	0.74%